Exhibit 10.2
PARENT COMPANY AGREEMENT
     THIS PARENT COMPANY AGREEMENT (Agreement), dated as of July 25, 2008, by and among the FEDERAL DEPOSIT INSURANCE CORPORATION, a Federal banking agency existing under the laws of the United States having its principal office in Washington, D.C. (FDIC), CAPITALSOURCE INC., a corporation duly organized and existing under the laws of the State of Delaware (CSI), CAPITALSOURCE TRS INC., a direct subsidiary of CSI and a corporation duly organized and existing under the laws of the State of Delaware (CSI TRS), CAPITALSOURCE FINANCE LLC, a direct subsidiary of CSI TRS and a limited liability company duly organized and existing under the laws of the State of Delaware (CSI Finance) (CSI, CSI TRS, and CSI Finance collectively, the Parent Companies), and CAPITALSOURCE BANK, a direct subsidiary of CSI Finance and a proposed industrial bank chartered by the State of California and located in Pasadena, California (Bank).
WITNESSETH:
WHEREAS,
1. The FDIC is charged by Section 5 of the Federal Deposit Insurance Act (the Act) (12 U.S.C. § 1815) with the responsibility of acting upon applications for Federal deposit insurance for all depository institutions including, but not limited to, state nonmember banks and by Section 18(c) of the Act (12 U.S.C. § 1828(c)) with the responsibility of acting upon each merger application in which a state nonmember bank is the resulting institution;
2. The Bank submitted an application for Federal deposit insurance (the Deposit Insurance Application) to the FDIC in accordance with Section 5 of the Act on April 29, 2008;
3. The Bank submitted a merger application (the Merger Application) to the FDIC in accordance with Section 18(c) of the Act on April 29, 2008;
4. Each Parent Company and the Bank desire that the FDIC approve the pending Deposit Insurance Application and the pending Merger Application (the Applications);
5. Each Parent Company and the Bank have expressed their willingness to enter into this Agreement and to submit to such conditions as the FDIC may deem necessary to approve the Applications; and
6. To better evaluate and control the potential risks to the Bank and to the Deposit Insurance Fund, the FDIC deems this Agreement necessary and may not make a favorable finding on the applications if each Parent Company and the Bank do not enter into this Agreement.

     I. In consideration of the premises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the FDIC, each Parent Company, and the Bank agree as follows:
A.	If each Parent Company makes the commitments contained in this Agreement, the FDIC will act on the Applications;

B.	That Parent Company shall submit to the FDIC an initial listing of all of its subsidiaries and update the list annually;

C.	That Parent Company will maintain the Bank’s capital at such levels as the FDIC deems appropriate as reflected in the terms of a Capital Maintenance and Liquidity Agreement (CMLA) entered into by the FDIC, each Parent Company, and the Bank, and such other parties as the FDIC deems appropriate.

D.	That Parent Company consents to examination by the FDIC of Parent Company and each of its subsidiaries to monitor compliance with the provisions of this Agreement, the Order approving the Bank’s deposit insurance and merger applications (Order), the CMLA, the Act or any other federal law that the FDIC has specific jurisdiction to enforce against such company or subsidiary and those governing transactions and relationships between any depository institution subsidiary and its affiliates;

E.	That on and after the effective date of deposit insurance, Parent Company shall engage, directly or indirectly, only in financial activities; provided however, that if on the effective date of deposit insurance Parent Company has investments in companies that engage in activities other than financial activities, Parent Company shall divest its investments in such companies that represent more than 5 percent of the outstanding voting shares of such companies (non-conforming investments) within one year after the effective date of deposit insurance; provided further that Parent Company shall divest the aggregate amount of the book value of the non-conforming investments according to the following schedule: 50 percent within six months after the effective date of deposit insurance, 75 percent within nine months after the effective date of deposit insurance, and 100 percent within one year after the effective date of deposit insurance. For purposes of this agreement, the term “financial activity” means (1) banking, managing, or controlling banks or savings associations; (2) any activity permissible for financial holding companies under 12 U.S.C. 1843(k), any specific activity that is listed as permissible for bank holding companies under 12 U.S.C. 1843(c) and activities that the Federal Reserve Board has permitted for bank holding companies under 12 C.F.R. 225.28 and 225.86, and (3) any activity permissible for all savings and loan holding companies under 12 U.S.C. 1467a(c));

F.	That Parent Company shall submit to the FDIC an annual report regarding its operations and activities, in the form and manner prescribed by the FDIC, and such other reports as may be requested by the FDIC to keep the FDIC informed as to financial condition, systems for monitoring and controlling financial and operating risks, and transactions with the Bank; and compliance by Parent Company or its subsidiaries with applicable provisions of this Agreement, the Order, the CMLA, the Act or any other Federal law that the FDIC has specific jurisdiction to enforce against such company or subsidiary;

G.	That Parent Company shall maintain such records as the FDIC may deem necessary to assess the risks to the Bank or to the Deposit Insurance Fund;

H.	That Parent Companies shall cause an independent annual audit of the Bank to be performed during the first three years after the effective date of deposit insurance, and the Bank shall submit to the appropriate FDIC Regional Director, (i) a copy of the audited annual financial statements and the independent public auditor’s report thereon within 90 days after the end of the depository institution’s fiscal year, (ii) a copy of any other reports by the independent auditor (including any management letters) within 15 days after their receipt by the institution, and (iii) written notification within 15 days when a change in the institution’s independent auditor occurs;

I.	That CapitalSource, Inc. will limit its representation, direct and indirect, on the Board of Directors of the Bank to no more than 25% of the members of such Board of Directors, in the aggregate; and

J.	Neither the Parent Company nor any of its subsidiaries shall, directly or indirectly, enter into any transactions with Farallon Capital Management, LLC , Janus Capital Management, LLC, or Madison Dearborn Partners, LLC (each an Investor), any Investor-subsidiary of any Investor, or any officer or director of any Investor or any Investor-subsidiary thereof, except (i) that each Investor and its Investor-subsidiaries may establish and maintain deposit accounts with the Bank, provided the aggregate amount of such accounts is less than or equal to the greater of 5% of the Bank’s total deposits or $500,000, and provided further that such accounts are on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with the Bank; (ii) that each Investor and the Investor-subsidiaries, may acquire, directly or indirectly, additional capital stock of the Parent Company as long as the combined interests of such Investor and its officers, directors, Investor-affiliates, and any persons acting in concert with the Investor or one or more Investor-subsidiaries, are less than 25 percent of any class of voting shares of the Parent Company or any of its subsidiaries; (iii) that the Parent Company may register an Investor’s or any Investor-subsidiary’s sale of Parent Company’s shares with the Securities and Exchange Commission; and (iv) that Investor and any Investor-subsidiary may perform or conduct any transactions specified in an agreement entered into with the Parent Company or any of its subsidiaries, on or before April

28, 2008, so long as such agreement is not amended, extended, or renewed after April 28, 2008.
II.	Miscellaneous Provisions.
     Definitions.
A.	The term “Board of Directors” means: (i) for a corporation, the board of directors; (ii) for a limited liability company, the board of managers or the managing member(s), as appropriate; and (iii) for a partnership, the general partner(s).

B.	The term “subsidiary” means any company that is directly or indirectly controlled by another company.

C.	The term “Investor-subsidiary” means any company that is identified as such by an Investor.

D.	The term “Investor-affiliate” means any company that controls, or is under common control with Investor, or an Investor-subsidiary.

E.	The term “control” has the meaning given it in 12 U.S.C. 1817(j)(8) and includes the presumption of control at 12 C.F.R. § 303.82(b)(2).

F.	Terms used in this Agreement that are not otherwise defined herein have the meanings given them in Section 3 of the FDI Act, 12 U.S.C. § 1813.

Enforceability as a Written Agreement. In addition to any other remedies provided by law, this Agreement is binding and enforceable by the FDIC as a written agreement pursuant to Section 8 of the FDI Act (12 U.S.C. § 1818).

Authority of Parent Company and Bank. The Board of Directors of each Parent Company and the Bank each have approved a resolution (Resolution) authorizing Parent Company and the Bank to enter into this Agreement. A certified copy of each Resolution for each party is attached hereto as Exhibit A and incorporated herein by reference.

Governing Laws. This Agreement and the rights and obligations hereunder shall be governed by and shall be construed in accordance with the Federal law of the United States, and, in the absence of controlling Federal law, in accordance with the laws of the State of Delaware.

No Waiver. No failure to exercise, and no delay in the exercise of, any right or remedy on the part of any of the parties to this Agreement shall operate as a waiver or termination of the Agreement. Further, any exercise or partial exercise of any right or remedy relating to this Agreement will not preclude further exercise of such right or remedy or any other right or remedy.

No Oral Change. This Agreement may not be modified, amended, changed, discharged, terminated, released, renewed or extended in any manner except by a writing signed by all of the parties.
     Addresses. Any correspondence or submission required by the Agreement shall be provided in writing and shall be delivered by hand or sent by United States express mail or commercial express mail, postage prepaid, and addressed as follows:
If to CSI:
CapitalSource Inc.
Attention: Chief Financial Officer
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
If to CSI TRS:
CapitalSource TRS Inc.
Attention: Treasurer
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
If to CSI Finance:
CapitalSource Finance LLC
Attention: Treasurer
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
If to the Bank:
CapitalSource Bank
Attention: President
300 North Lake Avenue, Suite 150
Pasadena, CA 91106
If to the FDIC:
Associate Director, Division of Supervision and Consumer Protection
Supervision and Applications Branch
Federal Deposit Insurance Corporation
550 17th Street, NW
Washington, D.C. 20429

     No Assignment. This agreement may not be assigned or transferred, in whole or in part, without the prior written consent of the FDIC.
     Joint and Several Liability. The obligations, liabilities, agreements and commitments of the Parent Companies set forth in paragraphs I.A. through I.J. are joint and several, and the FDIC may pursue any right or remedy that it may have against one or more of the Parent Companies without releasing or discharging any other party.
     Complete Agreement. The parties agree that this Agreement is the complete and exclusive statement of the agreement between the parties concerning the commitments set forth in paragraphs I.A. through I.J. of the Agreement, and supersedes all prior written or oral communications, representations and agreements relating to the subject matter of these paragraphs.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year indicated above.
FEDERAL DEPOSIT INSURANCE CORPORATION

By:

Title:

CAPITALSOURCE INC.

By:	/s/ JOHN K. DELANEY

Title:	JOHN K. DELANEY

CAPITALSOURCE TRS INC.

By:	/s/ JOHN K. DELANEY

Title:	JOHN K. DELANEY

CAPITALSOURCE FINANCE LLC

By:	/s/ STEVEN A. MUSELES

Name:	STEVEN A. MUSELES
Title:	EXECUTIVE VICE PRESIDENT

CAPITALSOURCE BANK (in-organization)
By:

Name:

Title: